Exhibit 23.13

Consent of Independent Auditors

The Board of Directors
Kennedy-Wilson Holdings, Inc.:

We consent to the use of our report dated March 28, 2014, with respect to the consolidated balance sheet of KWF Real Estate Venture X, LP as of December 31, 2013, and the related consolidated statements of operations, partners' capital, and cash flows for the year then ended, incorporated by reference in the registration statements (No. 333-174742, No. 333-175002, No. 333-175559, and No. 333-184752) on Form S-3, the registration statements (No. 333-164928 and No. 333-182269) on Form S-8, the registration statement (No. 333-164926) on Form S-1 and the registration statement (No. 333-186690) on Form S-4 of Kennedy-Wilson Holdings, Inc. in reliance upon the report of KPMG, independent auditors, which report appears in amendment no. 1 to the December 31, 2013 annual report on Form 10-K of Kennedy-Wilson Holdings, Inc.

/s/ KPMG
Dublin, Ireland
March 31, 2014